Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information: Steve Iaco Media 212.984.6535	Brad Burke Investors 214.863.3100

Guy Metcalfe to Join CBRE Group, Inc. Board of Directors

Dallas – February 23, 2024 – CBRE Group, Inc. (NYSE:CBRE) today announced that Guy A. Metcalfe has been appointed to the company’s Board of Directors, effective February 26, 2024.

Mr. Metcalfe was a Managing Director and member of Morgan Stanley’s investment banking executive committee and led its real estate investment banking business for over two decades before retiring as Global Chairman on January 31, 2024.

In more than 30 years at Morgan Stanley, Mr. Metcalfe advised clients on over $850 billion of transactions. He has served as a trusted strategic advisor to CBRE and helped to consummate notable capital-raising, mergers and acquisitions and capital markets transactions for the company.

In addition, Mr. Metcalfe advised on some of the most transformational transactions in the real estate industry, including the mergers of each of AMB Property Corp., KTR Capital Partners, Industrial Property Trust, Liberty Property Trust and Duke Realty with Prologis; and, among others, Blackstone’s acquisitions of Trizec Properties, Equity Office Properties, Hilton Hotels, BioMed Realty Trust, Gramercy Property Trust and QTS Realty. He also advised on numerous initial public offerings, follow-on offerings, significant private capital raises and secured and unsecured debt offerings.

Bob Sulentic, CBRE’s chair and chief executive officer, said: “Guy is one of the premier strategic advisors in the real estate industry. Our Board will be greatly enhanced by his deep knowledge of and broad perspective on our sector as well as his sharp strategic thinking as we plot a course for CBRE’s continued growth.”

Mr. Metcalfe said: “I’ve seen CBRE up close for many years and know its strategic, operational and financial strengths are unmatched in the real estate services sector. The company is extremely well positioned for the future and I am excited to work with Bob and my fellow Directors to help drive growth and excellence across the business.”

Mr. Metcalfe will stand for election at CBRE’s next Annual Stockholder Meeting later this year. His appointment expands CBRE’s Board to 12 Directors.

He serves on the Board of Directors of nonprofits, including the Child Mind Institute, and has been an advisor on real estate matters to the Partnership Fund for New York City. He holds a B.A. in Business Administration (with honors) from the Ivey Business School at the University of Western Ontario.

CBRE Press Release

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2023 revenue). The company has more than 130,000 employees (including Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.